Exhibit 3.2

CERTIFICATE OF AMENDMENT OF CERTIFICATE

OF INCORPORATION BEFORE PAYMENT OF

ANY PART OF THE CAPITAL

OF

MAVERICK WEST MARKETING SERVICES, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the "corporation") is MAVERICK WEST MARKETING SERVICES, INC.

2.  The corporation has not received any payment for any of its stock.

3.  The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article First:

"FIRST:  The name of the corporation (hereinafter called the "corporation") is ONLINE -REDEFINED, INC.”

4.  The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the certificate of incorporation and no directors having been elected.

Signed on February 24, 2009

/s/ Frank J. Hariton

Frank J. Hariton, Sole Incorporator